Exhibit 4.3

EXECUTION VERSION

TELENET ADDITIONAL FACILITY I ACCESSION AGREEMENT

TERM LOAN I FACILITY

To:                              The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent

From:      The Telenet Additional Facility I Lenders (as defined below)

Date:       October 2010

TELENET NV - €2,300,000,000 Credit Agreement
dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.                                       In this Agreement:

Majority Term Loan I Facility Lenders means Telenet Additional Facility I Lenders, the aggregate of whose Term Loan I Facility Commitments exceeds two thirds of the aggregate of the Term Loan I Facility Commitments of all Telenet Additional Facility I Lenders.

Telenet Additional Facility I Lender means each of the lenders under Term Loan I Facility (as listed in Schedule 1 of the counterpart of this Agreement).

Term Loan B Facility means the Term Loan B1 Facility and the Term Loan B2A Facility.

Term Loan B1 Facility means the €307,500,000 term loan facility made available under the Credit Agreement.

Term Loan B2A Facility means the €135,000,000 term loan facility made available under the Credit Agreement.

Term Loan B Facility Term means the Term which is current, at the Effective Date, in respect of the outstanding Loan under the Term Loan B1 Facility and the Term B2A Facility. .

Term Loan E Facility means the Term Loan E1 Facility and the Term Loan E2 Facility.

Term Loan E1 Facility means the €328,482,866.92 Telenet Additional Facility.

Term Loan E2 Facility means the €90,000,000 Telenet Additional Facility.

Term Loan I Facility means the €39,017,133.08 term loan facility made available by the Telenet Additional Facility I Lenders under this Agreement.

Term Loan I Facility Commitment means, in relation to a Telenet Additional Facility I Lender, the amount in euros set opposite its name under the heading “Term Loan I Facility Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Telenet Additional Facility I Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Term Loan I Facility Loan means a euro denominated loan made to Telenet International Finance S.A. by the Telenet Additional Facility I Lenders under the Term Loan I Facility.

Term Loan L Facility means the Term Loan L1 Facility and the Term Loan L2 Facility.

Term Loan L1 Facility means the €208,457,077.45 Telenet Additional Facility.

Term Loan L2 Facility means the €90,000,000 Telenet Additional Facility.

2.                                       Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement.  The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.                                       We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

4.                                       This Agreement will take effect on the date on which the Facility Agent notifies the Borrower and the Telenet Additional Facility I Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Term Loan I Facility Lenders (the Effective Date).

5.                                       We, the Telenet Additional Facility I Lenders, agree:

(a)                                  to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)                                 to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lenders in accordance with Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

6.                                       The Telenet Additional Facility Commitment in relation to a Telenet Additional Facility I Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan I Facility Commitment.

7.                                       Any interest due in relation to the Term Loan I Facility will be payable on the last day of each Term in accordance with Clause 8 (Interest) of the Credit Agreement.

8.                                      The Availability Period for the Term Loan I Facility shall be from the date of this Agreement up to and including the Effective Date.

9.                                      The Term Loan I Facility may be drawn by one Loan and no more than one Request may be made in respect of the Term Loan I Facility under the Credit Agreement.

10.                                If, at any time, there are no Lenders under the Term Loan E Facility other than Lenders who are Affiliates of the Borrower, the Borrower must promptly and irrevocably prepay (pursuant to Clause 7.6 Voluntary prepayment) all outstanding Loans and other amounts and permanently cancel any available Commitment under the Term Loan E Facility.

11.                                 (a)                                 If any amount is to be applied in mandatory prepayment of the Facilities in accordance with clause 7.3 (Mandatory prepayment from disposal proceeds) of the Credit Agreement; and

(b)                                 if the Borrower wishes to allocate a portion of such amount to prepay any of the Term Loan B Facility, the Term Loan I Facility, the Term Loan L Facility or any other Telenet Additional Facility which may be offered to Lenders under the same facilities in substitution for those Facilities and only those Facilities (each a Substitution Facility) (in accordance with Clause 7.5(a)(i) (Order of application) of the Credit Agreement, then, the Borrower must apply the amount of the relevant prepayment, in a manner which is pro rata to the amount of the Lenders’ participation in the those facilities, against outstanding Loans under the Term Loan B Facility, the Term Loan I Facility, the Term Loan L Facility and any Substitution Facility (the Prepayment Facilities). In respect of any amount (an Affiliate Lender Prepayment Amount), applied by the Borrower in prepayment of the participation of a Lender under the Prepayment Facilities who is an Affiliate of the Borrower, the Borrower shall pay an amount equal any Affiliate Lender Prepayment Amount to the Lenders under the Prepayment Facilities who are not Affiliates of the Borrower, pro-rata to those Lenders’ participations in the Prepayment Facilities.

12.                                (a)                                  The first Term to apply to the Term Loan I Facility Loan will be a period equal to the period running from the Effective Date up to and including the last day of the Term Loan B Facility Term.  The second Term to apply to the Term Loan I Facility Loan will be equal to the Term under the Term Loan B Facility that will commence immediately following the end of the Term Loan B Facility Term.

(b)                                 In respect of the first Term to apply to the Term Loan I Facility Loan only, EURIBOR shall mean the EURIBOR rate as determined in respect of the Term Loan B Facility Term. In respect of the second Term to apply to the Term Loan I Facility Loan only, EURIBOR shall mean the EURIBOR rate as determined in respect of the Term under the Term Loan B Facility that shall commence immediately following the end of the Term Loan B Facility Term.

13.                                The Term Loan I Facility Loan will be used for general corporate purposes.

14.                                 The Final Maturity Date in respect of this Term Loan I Facility will be 1 February 2014.

15.                                (a)                                  All amounts outstanding under the Term Loan B Facility must be repaid in full by three equal instalments.

(b)                                 The first Repayment Instalment in respect of the Term Loan B Facility must be repaid on 31 January 2013, and subsequent Repayment Instalments in respect of the Term Loan B Facility must be repaid at six-monthly intervals from that date.  The final Repayment Instalment in respect of the Term Loan B Facility must be repaid on the Term Loan B Facility Final Maturity Date.

16.                                 The Margin in relation to the Term Loan I Facility is 2.50 per cent. per annum.

17.                                 The Borrower in relation to the Term Loan I Facility is Telenet International Finance S.A., a public limited liability company (société anonyme) with registered office at 65 Boulevard

Grande-Duchesse Charlotte, L-1331 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-155066.

18.                                (a)           Provided that any upsizing of the Term Loan I Facility permitted under this paragraph will not breach any term of the Credit Agreement, Term Loan I Facility may be upsized by any amount, by the signing of one or more further Term Loan I Facility Accession Agreements, that specify (along with the other terms specified therein) Telenet International Finance S.A. as the sole Borrower and which specify Term Loan I Facility Commitments denominated in euros, to be drawn in euros, with the same Final Maturity Date and Margin as specified in this Telenet Additional Facility Accession Agreement.

(b)                                 For the purposes of this paragraph 18 (unless otherwise specified), references to each Telenet Additional Facility I Lender and Term Loan I Facility Loans shall include Lenders and Loans made under any such further Term Loan I Facility.

(c)                             Where any Term Loan I Facility Loan has not already been consolidated with any other Term Loan I Facility Loan, on the last day of any Term for such Term Loan I Facility Loan, that Term Loan I Facility Loan will be consolidated with any other which has a Term ending on the same day as that Term Loan I Facility Loan, and all such Term Loan I Facility Loans will then be treated as one Loan.

19.                                The Borrower confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

20.                                 Each of the Guarantors confirm that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Term Loan I Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility I Lenders.

21.                                 Each Telenet Additional Facility I Lender confirms to each Finance Party that:

(a)                                  it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)                                 it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

22.                                 Each Telenet Additional Facility I Lender and the Facility Agent agrees to waive the notice period in respect of drawdown requests under Clause 5.1 (Giving of Request) of the Credit Agreement in respect of this Term Loan I Facility.

23.                                 The Facility Office and address for notices of each Telenet Additional Facility I Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by each Telenet Additional Facility I Lender to the Facility Agent.

24.                                 For the purposes of the Term Loan I Facility and any Term Loan I Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

(a)                                  The following defined terms shall have the following meanings in the Finance Documents:

Luxembourg means the Grand Duchy of Luxembourg;

Luxembourg Guarantor means a Guarantor incorporated in Luxembourg; and

Luxembourg Obligor means an Obligor incorporated in Luxembourg.

(b)                                 Where they relate to a Luxembourg company, references in the Finance Documents to:

(i)                                    a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)                                 a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)                              a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)                             a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

(c)                                  Any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code.

(d)                                 The maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of an amount equal to the aggregate (without duplication) of:

(A)                              all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct of indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(B)                                the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Group which have been funded with moneys received by the Borrowers under the Finance Documents (the Loan Amount); and

(C)                                an amount equal to 95% of the greater of:

(I)                                    the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

(II)                                the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.

Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.

If the Parties fail to reach an agreement as to the market value of the assets as referred to under paragraph (C) above, such market value shall be determined, at the sole costs of the Luxembourg Guarantor, by (1) an independent investment bank appointed for this purpose by the Finance Parties or (2) a Luxembourg réviseur d’entreprises appointed upon the request of any of the Finance Parties.

(e)                         Telenet International Finance S.A. hereby expressly accepts and confirms, for the purposes of articles 1281 and 1278 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Luxembourg Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender and each Luxembourg Obligor hereby accepts and confirms the aforementioned.

(f)                           Qualifying Lender means a Lender which is not an individual or a residual entity within the meaning of the Luxembourg laws implementing the European Council Directive 2003/48/EC of 3 June 2003 (the “EU SD”) on taxation of savings income in the form of interest payments, including notably the Luxembourg laws of 21 June 2005 implementing under Luxembourg law the EU SD and the Luxembourg law of 23 December 2005 creating a final withholding tax on certain income deriving from savings, and any entity which may fall within the scope of the EU SD as it may be amended from time to time.

25.                                 Without prejudice to clause 11.7 (Value added taxes) of the Credit Agreement, each Party agrees that in accordance with clause 11.7 (Value added taxes) of the Credit Agreement, any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying the amount due under a Finance Document by an Obligor) an amount equal to the amount of that Tax (the Finance Party must provide an appropriate VAT invoice to the Obligor in the time frame foreseen by the Luxembourg VAT law) or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by the Council Directive 2006/112/EC on the common system of value added tax, as amended, and any relevant VAT provision of the jurisdiction in which the Obligor receives such supply.

26.                                 This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

27.                                 This Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

SCHEDULE 1

TELENET ADDITIONAL FACILITY I LENDERS AND TERM LOAN I FACILITY COMMITMENTS

Telenet Additional Facility I Lender	Term Loan I Facility Commitment (€)
Telenet Luxembourg Finance Center S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B.155088	39,017,133.08

Total	39,017,133.08

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.                                      Obligors

(a)                                  An Accession Agreement duly executed by (amongst others) the Company and the Borrower.

(b)                                 A copy of the articles of association of each Obligor and each Existing Security Provider.

(c)                                  A copy of a resolution of the board of directors of each Obligor and each Existing Security Provider (except for Telenet Vlaanderen NV) approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(d)                                 A specimen of the signature of each person authorised on behalf of an Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(e)                                  An up-to-date extract from the Luxembourg Trade and Companies Register in respect of the Borrower or, to the extent the Borrower is not registered with the Luxembourg Trade and Companies Register, a certificate from a notary residing in Luxembourg.

(f)                                    A up-to-date negative certificate (certificat de non-inscription d’une decision judicaire) issued by the Luxembourg Trade and Companies register in respect of the Borrower or, to the extent the Borrower is not registered with the Luxembourg Trade and Companies Register, a certificate on solvency of an authorised signatory of the Borrower.

(g)                                 A copy of the minutes of the shareholders’ meeting of each Belgian Obligor and each Belgian Existing Security Provider (except for Telenet Group Holding NV):

(i)                                     approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)                                  authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor or Existing Security Provider following the decision taken in accordance with the above.

(h)                                 A certificate of an authorised signatory of the Borrower:

(i)                                     confirming that utilising the Total Commitments (including the Term Loan I Facility Commitments) in full would not breach any limit binding on any Obligor; and

(ii)                                  certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(i)                                     A copy of the latest audited accounts of the Borrower.

(j)                                     Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

(k)                                  Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

2.                                      Legal opinions

(a)                                  A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)                                 A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)                                  A legal opinion of Allen & Overy Luxembourg, Luxembourg legal advisers to the Facility Agent, addressed to the Finance Parties.

3.                                      Other documents

(a)                                  A pledge agreement in respect of 100% of the shares in the Borrower.

(b)                                 A pledge agreement over the receivables between the Borrower and the Company.

(c)                                  A pledge agreement over the bank accounts of the Borrower.

(d)                                 Such documentation and other evidence as is reasonably requested by any Finance Party, in order for such Finance Party to be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(e)                                  An accession deed to the deed of renunciation and restriction entered into on the same date of this Agreement by Telenet Luxembourg Finance Center S.A..

(f)                                    The Facility Agent instruction letter entered into on the date of this Agreement between Telenet International Finance S.A., Telenet Luxembourg Finance Center S.A. and the Facility Agent.

(g)                                 The netting agreement entered into on the date of this Agreement between Telenet International Finance S.A., Telenet NV and Telenet Luxembourg Finance Center S.A..

SIGNATORIES

AGENTS

THE BANK OF NOVA SCOTIA as Facility Agent

By: Authorized Signatory

KBC BANK NV as Security Agent

By: Authorized Signatory

BORROWER

TELENET INTERNATIONAL FINANCE S.A.

By: Authorized Signatory

GUARANTORS

TELENET NV

By: Authorized Signatory

Title: by power of attorney

TELENET INTERNATIONAL FINANCE S.A.

By: Authorized Signatory

EXISTING SECURITY PROVIDERS

TELENET NV

By: Authorized Signatory

Title: by power of attorney

TELENET GROUP HOLDING NV

By: Authorized Signatory

Title: by power of attorney

TELENET VLAANDEREN NV

By: Authorized Signatory	By: Authorized Signatory

Title: director	Title: director

TELENET ADDITIONAL FACILITY I LENDERS

TELENET LUXEMBOURG FINANCE CENTER S.A.

By: Authorized Signatory